EXHIBIT 10.5

KEY EMPLOYEE AGREEMENT

To:          Stanley D. Piekos As of June 29, 2006
13 Noon Peak Road
Waterville, New Hampshire 03215

The undersigned, NEXX SYSTEMS, INC., a Delaware corporation, as well as its successors and assigns (hereinafter collectively referred to as the “Company”) and STANLEY D. PIEKOS, of Waterville, New Hampshire, in consideration of and as a condition of your employment or continued employment by the Company, hereby agree as follows:

l.           Position and Responsibilities.

1.1           You shall serve as Vice President and Chief Financial Officer of the Company (or in such other capacity as shall be designated by the President and reasonably acceptable to you).  You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and perform such duties as may be assigned to you by or on authority of the Company’s President from time to time and the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

1.2           You will report directly to the Company’s President and Board of Directors.

2.           Term of Employment.

2.1           The initial term of this Agreement shall be for the period set forth on Exhibit A annexed hereto commencing with the date hereof.  Thereafter, this Agreement shall be automatically renewed for successive periods of one year, unless you or the Company shall give the other party not less than thirty (30) days written notice of non-renewal.  Your employment with the Company may be terminated as provided in Section 2.2.

2.2           The Company shall have the right, upon written notice to you, to terminate your employment:

(a)           immediately at any time for “Cause” (as defined herein subject to your right of cure and right to dispute as provided in Section 2.3 herein); or

(b)           at any time, without “Cause,” provided that the Company shall be obligated to pay to you the Severance Benefits set forth in Sections 6 or 7, as applicable, of Exhibit A, plus any sums then due to you, including those expenses as are provided for in Section 4 of Exhibit A, less (i) applicable taxes and other required withholdings, and (ii) any amounts you may owe to the Company.  Payments under this Section 2.2 (b) shall not be due or payable if you are terminated at any time for “Cause” or if you voluntarily resign from your employment, except as set forth in Section 7 of Exhibit A.

2.3           For purposes of Section 2.2, the term “Cause” shall mean any of the following:  (a) gross negligence in the performance of assigned duties; (b) willful misconduct involving the Company, its vendors, customers and/or potential customers; (c) refusal to perform or discharge the duties or responsibilities assigned by the Board of Directors of the Company provided the same are not illegal or unethical and the failure to correct such refusal and perform such duties or responsibilities within two weeks (14 calendar days) after written notice of such failure; (d) indictment under a felony or misdemeanor involving moral turpitude; (e) willful or prolonged absence from work not excused by disability; or (f) falseness of any warranty or representation by you herein or the breach of your obligations under this Agreement or your duties as an employee of the Company to the material detriment of the Company.

2.4           In the event of the Involuntary Termination (as hereinafter defined) of your employment with the Company at any time, the Company hereby agrees to provide you with Severance Benefits as defined in Section 6 of Exhibit A hereto or payments in the event of a “Change in Control” as defined in Section 7 of Exhibit A.  In this regard, the phrase “Involuntary Termination” shall mean (a) any termination of your employment by the Company other than for “Cause,” as defined in Section 2.3, or (b) any notice by the Company not to renew this Agreement pursuant to Section 2.1.

2.5           You shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to the Company.

3.           Compensation.  You shall receive the compensation and benefits set forth on Exhibit A (“Compensation”) for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to proprietary information and inventions of even date herewith attached hereto as Exhibit C between you and the Company (the “Employee NonCompetition, NonDisclosure and Inventions Agreement”).

4.           Other Activities during Employment.

4.1           Except for any outside employments and directorships currently held by you as listed on Exhibit B, and except with the prior written consent of the Company’s President, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

4.2           You hereby agree that, except as disclosed on Exhibit B hereto, during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than two percent (2%) interest, in any firm, corporation, partnership, trust, association, or other organization which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a “Prohibited Enterprise”).  Except as may be shown on Exhibit B, you hereby represent that you are not engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise.

5.           Former Employers.

5.1           You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written.  You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship that, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

5.2           If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company’s business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

6.           Noncompetition, Proprietary Information and Inventions.  You agree to execute, deliver and be bound by the provisions of the Employee NonCompetition, NonDisclosure and Inventions Agreement attached hereto as Exhibit C.

7.           Remedies.  Your obligations under the Employee NonCompetition, NonDisclosure and Inventions Agreement and the provisions of Sections 4, 6, and 8 of this Agreement (as modified by Section 9, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company.  You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Employee NonCompetition, NonDisclosure and Inventions Agreement would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

8.           Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.  The Company’s obligations and those of any successors or assignees of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to Exhibit A hereto, will be a condition of and are to remain those of any successor or assignee.

9.           Interpretation.  IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement (including Exhibits A, B and C hereto) shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement (including Exhibits A, B and C hereto) shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

10.           Notices.  Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing.  Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing.  The date of personal delivery or the date of mailing any notice under this Section 10 shall be deemed to be the date of delivery thereof.

11.           Waivers.  If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.           Complete Agreement; Amendments.  The foregoing including Exhibits A, B and C hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.  Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company’s Board of Directors.

13.           Headings.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning of this Agreement.

14.           Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

15.           Governing Law; Venue.  This Agreement shall be governed by and construed under Massachusetts law.  Venue for any dispute shall be the Superior Court of the Commonwealth of Massachusetts for Middlesex County.

16.           Advice of Separate Counsel.  You acknowledge that you have been advised to review this Agreement (including Exhibits A, B and C hereto) with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to represent you in this matter.

If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information and Inventions Agreement, whereupon this Agreement shall become binding in accordance with its terms.  Please then return this Agreement to the Company.  (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

ACCEPTED AND AGREED:                                                               NEXX SYSTEMS, INC.

____________________________                                               By:____________________________
STANLEY D. PIEKOS                                                                                Richard S. Post, President

EXHIBIT A

EMPLOYMENT TERM, COMPENSATION AND BENEFITS
OF STANLEY D. PIEKOS

l.           Term.  The term of the Agreement to which this Exhibit A is attached and made a part shall be for a period from the date of this Agreement through June 28, 2007.

2.           Compensation.

a.           Base Salary.                      Commencing June 29, 2006, your base salary (the “Base Salary”) shall be established by the Compensation Committee of the Board of Directors.  For the first 12 months, you shall receive a Base Salary at the rate of $175,000 per annum, paid bi-weekly.

b.	Bonus.

i.    Fiscal 2006 Bonus.  For Fiscal 2006 (commencing on January 1, 2006),  you shall be entitled to receive a bonus up to 30% of your Base Salary actually earned in Fiscal 2006, payable within twenty (20) days following receipt of the Company’s 2006 audited financial results.   Such bonus will be based on a combination of factors, including Company profitability and your performance, as determined by the Compensation Committee of the Board of Directors in its sole discretion. For Fiscal 2006, the Bonus Pool is generated from profits with 50% of profits for Fiscal 2006 being added to the Bonus Pool until the pool has reached an amount equal to the sum of the bonuses of all eligible employees

ii.   Bonus Eligibility in Subsequent Years.  For Fiscal 2007 and subsequent years, you shall be entitled to receive a bonus of up to 30% of your Base Salary as in effect on the last day of such fiscal year, to be determined by the Compensation Committee of the Board of Directors in its sole discretion.

c.	Equity.

i. Stock Options.  During the course of your employment with the Company, you will be eligible to receive stock options pursuant to the Company’s 2004 Employee, Director, and Consultant Stock Option Plan (or any successor plan) in such amounts and pursuant to vesting schedules as may be determined from time to time by the Company’s Board of Directors, in its discretion, taking into account, among other factors, your performance and the Company’s performance.

ii. Initial Stock Option Grant.  You shall be entitled to receive incentive stock options to purchase up to an aggregate of 200,000 shares of the Company’s Common Stock, at an exercise price equal to fair market value as determined by the Board of Directors on or before September 30, 2006, exercisable as follows:

Vesting Period:                                                        Total Shares Vested:
6/29/06 - 6/28/07                                                       No shares vested
6/29/07 - 6/28/08                                                              50,000
6/29/08 - 6/28/09                                                             100,000
6/29/09 - 6/28/10                                                             150,000
6/29/09 - 6/28/16                                                             200,000

Notwithstanding the foregoing, in the event of a Change of Control (as defined herein), the vesting on such options shall be accelerated for an additional 25% of the original option grant upon the Change of Control (but in any event not to exceed 100% of the original option grant).   For illustration purposes only, if there were a Change of Control on June 30, 2007, total shares vested would equal 100,000 shares, which assumes vesting of 50,000 shares through the remainder of the first vesting date of June 29, 2007 and 50,000 additional shares (25% of the original 200,000 share option grant).  If there were a Change of Control prior to June 29, 2007, 50,000 shares would vest in any instance.

iii.           Subsequent Stock Option Grants.  On or after July 1, 2008, you shall be entitled to receive additional stock options as determined by the Board of Directors in its sole and absolute discretion.

iv.           Stock Purchase.  Pursuant to the terms of a Restricted Stock Purchase Agreement, in the form attached hereto as Exhibit “D”, the Company will provide you with the opportunity to purchase up to $225,000 in value of Company Common Stock (the number of shares and purchase price per share to be based on an independent valuation of the Company’s Common Stock, which valuation is currently in process and which is expected to be completed by September 30, 2006, but which in any event shall not exceed 375,000 shares of Common Stock), such shares to be paid for by means of a promissory note as agreed between you and the Company).  You may assign the right to purchase up to 50% of the shares purchasable under this Section 2(c)(iv) to any retirement plan maintained for your benefit.

3.           Vacation, Insurance and Benefits.   You shall be entitled to all legal holidays recognized by the Company, and twenty-three days  paid vacation per annum.  Any unused vacation must be used in the fiscal year in which it has accrued in accordance with Company policy. You shall be eligible for participation in any group insurance plans that may be established and maintained by the Company for all full-time employees or which the Company is required to maintain by law.  You shall also be entitled to participate in any employee benefit programs that the Company’s Board of Directors may establish for Company employees generally.

4.           Reimbursement of Expenses.  The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company’s expense reimbursement policy.

5.           Other Benefits.   The Company shall pay you up to $10,000 for all appropriate relocation expenses (e.g., moving and other related expenses paid to third parties).  Should you voluntarily terminate your employment with the Company on or prior to June 28, 2007, you shall reimburse all such relocation expenses to the Company within 20 days of written notice by the Company to you. The Company shall also reimburse you for all lodging (but not meal) expenses at a local Residence Inn or other similar residence (such residence to be approved by the Company in writing in advance) for a period not to exceed 90 days while seeking to relocate from your current residence to the greater Billerica area.

6.           Severance Benefits.

(a)           When provided for in this Agreement, you shall be entitled to “Severance Benefits.”  When used in this Agreement, the term “Severance Benefits” shall mean a total amount equal to six (6) months of your then current annual Base Salary plus an additional two months for each full 12 month period you have been employed by the Company, except that in NO EVENT shall such Severance Benefits exceed 12 months of your then current annual Base Salary.  The Severance Benefits shall be paid via check to you in equal bi-monthly installments commencing within ten (10) days after the date of your termination of employment with the Company.

(b)           The Severance Benefits referred to above will be in addition to, and not in substitution for, any accrued and unpaid salary, vacation, pension or other similar retirement benefits, and unreimbursed expenses to which you may be otherwise entitled.

(c)           Notwithstanding any other provision contained herein, Severance Benefits shall immediately cease upon such date as you commence employment or consulting services which provide for total compensation equal to at least 75% of your Base Salary (as determined on a bi-weekly basis) as in effect immediately prior to your termination.

7.           Change in Control.

(a)           For purposes of this Agreement, “Change in Control” means and shall be deemed to occur if any of the following occurs:

(i)           the acquisition, after June 29, 2006, by an individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)] other than an existing stockholder or stockholders of the Company of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the outstanding shares of common stock, par value $ .01 per share, of the Company (the “Common Stock”), or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); or

 (ii) approval by the Board of Directors and the shareholders of the Company of a (A) tender offer to acquire any of the Common Stock or voting securities, (B) reorganization, (C) merger or (D) consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and voting securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the Company resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the voting securities; or

 (iii) Approval by the Board of Directors and the shareholders of the Company of (A) a complete or substantial liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, excluding a reorganization of the Corporation under the corporate laws of a state or province other than Delaware.

(b)           In the event of your actual termination of employment contemporaneous with or within a 12-month period following a Change in Control, except (y) because of your death, or (z) by the Company for Cause or Disability (as each is hereinafter defined):  (i) you shall be entitled to receive, in lieu of the sums described in Section 6 above, an amount equal to twelve (12) months of your then Base Salary determined as if payable under Section 6 above, to be paid in accordance with the terms of this Agreement;  and (ii) the following additional provisions shall apply (which provisions shall supersede any other provisions of the Agreement, including but not limited to Section 2 of the Agreement, to the extent such provisions are inconsistent with the following provisions):

(1)           Disability.  For purposes of this Section 7(b), termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred twenty (120) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence, you shall have returned to the full time performance of your duties.

(2)           Cause.  For purposes of this Section 7(b), termination by the Company of your employment for “Cause” shall mean termination for cause as defined in Sections 2.3.

8.           Taxes.  All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

EXHIBIT B

OUTSIDE EMPLOYMENTS AND DIRECTORSHIPS OF

STANLEY D. PIEKOS

None

B - 1

EXHIBIT C

EMPLOYEE NONCOMPETITION, NONDISCLOSURE
AND INVENTIONS AGREEMENT

To:          NEXX Systems, Inc.
5 Suburban Park Drive
Billerica, Massachusetts  01801-3904

          As of June 29, 2006

The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies which you own, control, or are affiliated with or their successors in business (collectively, the “Company, hereby agrees as follows:

1.           Confidentiality.  I agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company’s benefit, not to disclose or make any use of at any time either during or subsequent to my employment, any Inventions (as hereinafter defined), trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided.  I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

2.           Conflicting Employment; Return of Confidential Material.  I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company.  In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of which I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment.

3.           Assignment of Inventions.

3.1           I hereby acknowledge and agree that the Company is the owner of all Inventions.  In order to protect the Company’s rights to such Inventions, by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions to the Company.

3.2           For purposes of this Agreement, “Inventions” shall mean all discoveries, processes, designs, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company.

3.3           Any discovery, process, design, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) which I develop entirely on my own time not using any of the Company’s equipment, supplies, facilities, or trade secret information (“Personal Invention”) is excluded from this Agreement provided such Personal Invention (a) does not relate to the actual or demonstrably anticipated business, research and development of the Company, and (b) does not result, directly or indirectly, from any work performed by me for the Company.

4.           Disclosure of Inventions.  I agree that in connection with any Invention, I will promptly disclose such Invention to my immediate superior at the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement.  The Company shall receive my disclosure in confidence.

5.           Patents and Copyrights; Execution of Documents.

5.1           Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries.  Such patents and copyrights shall be and remain the sole and exclusive property of the Company or its nominee.  I agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

5.2           In connection with this Agreement, I agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company’s or its nominee’s interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

6.           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (in the form of notes, sketches, drawings and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

7.           Prior Inventions.  It is understood that all Personal Inventions, if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all of my prior Personal Inventions, including numbers of all patents and patent applications and a brief description of all unpatented Personal Inventions which are not the property of a previous employer.  I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Personal Inventions.  I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company that appears to threaten or conflict with proprietary rights I claim in any Personal Invention.  In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such Personal Invention.

8.           Other Obligations.  I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work.  I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company’s obligations.

9.           Trade Secrets of Others.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any agreement either written or oral in conflict herewith.

10.         Non-Competition.
(a)          For a period of one (1) year after the termination or expiration, for any reason, of my employment with the Company hereunder (the “Noncompetition Period”), absent the Company’s prior written approval, I will not directly or indirectly engage in activities similar or reasonably related to those in which I shall have engaged hereunder during the two years immediately preceding termination or expiration for, nor render services similar or reasonably related to those which I shall have rendered hereunder during such two years to, any person or entity whether now existing or hereafter established which competes with (or proposes or plans to directly compete with) the Company (“Competitor”) in any line of business engaged in or under development by the Company.  Nor shall I entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by me, would violate any provision of this Exhibit C to my Key Employee Agreement.  As used in this Section 10, the term “any line of business engaged in or under development by the Company” shall be applied as at the date of termination of my employment, or, if later, as at the date of termination of any post-employment consultation.

(b)          During the Noncompetition Period, the provisions of Section 4.2 of my Key Employee Agreement  shall be applicable to me and I shall comply therewith.  As applied to such two (2) year post-employment period, the term “any other line of business engaged in or under development by the Company,” as used in Section 4.2, shall be applied as at the date of termination of my employment with the Company or, if later, as at the date of termination of any post-employment consultation with the Company.

(c)           In addition to and without limiting the foregoing, during the Noncompetition Period, I shall not attempt to or assist any other person in attempting to do any of the following: (i) encourage any customer, client, supplier or other business relationship of the Company or any subsidiary or affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company; as the case may be; (ii) encourage any prospective customer or supplier not to enter into a business relationship with the Company; (iii) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company and any customer, supplier or other business relationship of the Company; or (iv) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company any products of the type sold or rendered or under development by the Company, for which products I had material dealings in the performance of my duties within the period two years before my termination.  I acknowledge that my participation in the conduct of any such business alone or with any person other than the Company will materially impair the business and prospects of the Company.

(d)           During the one year period after the termination or expiration, for any reason, of my employment with the Company hereunder, absent the Company’s prior written approval, I shall not hire any director, officer, executive, employee or agent of the Company or any subsidiary or affiliate, or encourage any such person to terminate such relationship with the Company or any subsidiary or affiliate, as the case may be.

11.           Modification.  I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

12.           Successors and Assigns.  This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

13.           Interpretation.  IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it in accordance with a judgment of a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

14.           Waivers.  If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.           Complete Agreement, Amendments.  I acknowledge receipt of this Agreement, and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.  Any amendment to this Agreement or waiver by either party of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, and, in the case of the Company, upon written authorization of the Company’s Board of Directors.

16.           Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17.           Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

18.           Governing Law.  This Agreement shall be governed and construed under Massachusetts law.  Venue for any dispute shall be the Superior Court of the Commonwealth of Massachusetts for Middlesex County.

19.           Employment Status.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to terminate the employment of the Employee.

[THIS SPACE INTENTIONALLY LEFT BLANK]

In witness whereof, the parties have executed this NonCompetition, NonDisclosure and Inventions Agreement as of the date first written above.

EMPLOYEE

/s/ Stanley D. Piekos
                                                                STANLEY D. PIEKOS

Accepted and Agreed:

NEXX SYSTEMS, INC.

By: /s/ Richard S. Post
     Richard S. Post, President

SCHEDULE A to EXHIBIT C

LIST OF PRIOR INVENTIONS OF STANLEY D. PIEKOS

Identifying Number or
Title	Date	Brief Description

[NONE]